UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of
earliest event reported):     October 15, 2004

                            Brown-Forman Corporation
             (Exact name of registrant as specified in its charter)

   Delaware                  002-26821            61-0143150
(State or other            (Commission         (I.R.S. Employer
 jurisdiction of            File Number)       Identification No.)
 incorporation)

 850 Dixie Highway, Louisville, Kentucky           40210
(Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code (502) 585-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

   [ ] Written communications pursuant to Rule 425 under the Securities Act
       (17 CFR 230.425)
   [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
       (17 CFR 240.14a-12)
   [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
       Exchange Act (17 CFR 240.14d-2(b))
   [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

The Brown-Forman Corporation (the "Company") has been advised that the Trustees for the W.L. Lyons Brown, Jr. Trust and the Ina Brown Bond Trust have entered into two Rule 10b5-1 trading plans to sell up to a total of 1.2 million shares of the nonvoting Class B Common Stock of the Company owned by the trusts. Ina Brown Bond, a director of the Company, and W.L. Lyons Brown, Jr., the Chief Executive Officer of the Company until his retirement in 1993, are two of the contingent beneficiaries of the trusts. Under each of the plans, shares may be sold so long as the gross sales price is not less than a specified amount per share, subject to certain limitations. Sales pursuant to the plans may be executed during the period beginning with the entry of a court order creating the trusts and ending on December 31, 2004 unless the plan is terminated earlier. Neither Ms. Bond nor Mr. Brown nor any of the advisors to the trusts (Owsley Brown Frazier and Dace Brown Stubbs, directors of the Company and Mr. W.L. Lyons Brown, Jr.) will have any control over the timing of any sales under the plan. There can be no assurance that the shares covered by the plan will be sold.

The Company was informed that the trusts entered into the plan for liquidity and investment diversification purposes.


Item 9.01.  Financial Statements and Exhibits

 (a)  Not applicable.
 (b)  Not applicable.
 (c)  Exhibits.
      99.1     Press Release, dated October 15, 2004


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Brown-Forman Corporation
                                            (Registrant)


Date:   October 15, 2004                   By:  /s/ Nelea A. Absher
                                                Nelea A. Absher
                                                Vice President and Assistant
                                                Corporate Secretary

                                                                 Exhibit 99.1

FOR IMMEDIATE RELEASE

TRUSTS FOR TWO BROWN FAMILY MEMBERS ESTABLISH 10B5-1 TRADING PLANS

Louisville, KY, October 15, 2004 - Brown-Forman Corporation has been advised that the Trustees for the W.L. Lyons Brown, Jr. Trust and the Ina Brown Bond Trust have each entered into a Rule 10b5-1 trading plan to sell shares of the non-voting Class B Common Stock of the Company. The trading plan for the W.L. Lyons Brown, Jr. Trust provides for the sale of up to 800,000 Class B Common shares, and the trading plan for the Ina Brown Bond Trust provides for the sale of up to 400,000 Class B Common shares.

Ina Brown Bond, a director of the Company, and W.L. Lyons Brown, Jr., the Chief Executive Officer of the Company until his retirement in 1993, are two of the contingent beneficiaries of the trusts. The Company was informed that sales under the trading plans will be made by the trustees for liquidity and investment diversification purposes.

Mr. Brown informed the Company that he expects the W.L. Lyons Brown, Jr. Trust further to diversify its holdings by selling up to another 1.2 million Class B shares over the next two years, to the extent economic and political conditions warrant. Ms. Bond also advised the Company that she sold 94,000 Class B Common shares on October 4, 2004. She advised the Company that this sale also was for liquidity and investment diversification purposes.

Brown-Forman Corporation is a diversified producer and marketer of fine quality consumer products, including Jack Daniel's, Southern Comfort, Finlandia Vodka, Canadian Mist, Fetzer and Bolla Wines, Korbel California Champagnes, Lenox, Dansk, and Gorham tableware and giftware and Hartmann Luggage.

IMPORTANT NOTE ON  FORWARD-LOOKING  STATEMENTS:
This news release contains statements, estimates, or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "expect," "believe," "intend," "estimate," "will," "anticipate," and "project," and similar expressions identify a forward-looking statement, which speaks only as of the date the statement is made. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

We believe that the expectations and assumptions with respect to our forward-looking statements are reasonable. But by their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors that in some cases are out of our control. These factors could cause our actual results to differ materially from Brown-Forman's historical experience or our present expectations or projections. Here is a non-exclusive list of such risks and uncertainties:

 - changes in general economic conditions, particularly in the United States where we earn the majority of our profits;
 - a strengthening U.S. dollar against foreign currencies, especially the British Pound;
 - reduced bar, restaurant, hotel and travel business in wake of other terrorist attacks, such as occurred on 9/11;
 - developments in the class action lawsuits filed against Brown-Forman and other spirits, beer and wine manufacturers alleging that our advertising causes illegal consumption of alcohol by those under the legal drinking age, or other attempts to limit alcohol marketing, through either litigation or regulation;
 - a dramatic change in consumer preferences, social trends or cultural trends that results in the reduced consumption of our premium spirits brands;
 - tax increases, whether at the federal or state level;
 - increases in the price of grain and grapes;
 - continued depressed retail prices and margins in our wine business because of our excess wine inventories, existing grape contract obligations, and a world-wide oversupply of grapes; and
 - the effects on our Consumer Durables business of the general economy, department store business, response rates in our direct marketing business, and profitability of mall outlet operations.